Exhibit 23.3

Unit A, 12th Floor, China Overseas Building 139 Hennessy Road, Wanchai, Hong Kong Tel : +852 2950 7800 Fax : +852 2950 7811	香港灣仔軒尼詩道139號 中國海外大廈12樓A室 電話 : +852 2950 7800 傳真 : +852 2950 7811

Date: September 24, 2024

Top Wealth Group Holding Limited
Units 714 & 715
7/F, Hong Kong Plaza
118 Connaught Road West
Hong Kong

Attn: the Board of Directors

Dear Sirs,

Re: Consent Letter on Top Wealth Group Holding Limited (the “Company”)

1.	We are the legal advisers to the Company as to the laws of the Hong Kong Special Administrative Region of the People’s Republic of China in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) (the “Securities Act”), and the rules and regulations promulgated thereunder, relating to the follow-on offering by the Company of its Ordinary Shares on the Nasdaq Capital Market.

Consent

2.	We hereby consent to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ David Fong & Co.

David Fong & Co.

PARTNERS CONSULTANT SOLICITORS	: : :	DAVID L.K. FONG 方良佳律師，TIMOTHY C.K. KWAN 關智傑律師，HERMAN H.M. LEE 李匡民律師， HERMES H.C. SHIN 單浩銓律師 MATTHEW H.C. WONG 黃漢柱律師 BRUNO C.H. CHAN 陳震雄律師，RENY W.Y. CHENG鄭頴欣律師，PAMELA K.Y. NG 吳家宜律師